PLAN VERSION

Debtor-in-Possession Senior Secured Facilities

Summary of Principal Terms and Conditions

THIS SUMMARY OF PRINCIPAL TERMS AND CONDITIONS IS FOR USE IN THE

COMPANY'S SOLICITATION OF ACCEPTANCES OF A PREPACKAGED PLAN OF

REORGANIZATION AND DOES NOT CONSTITUTE A COMMITMENT TO LEND OR

TO SYNDICATE A FINANCING OR AN AGREEMENT TO PREPARE, NEGOTIATE,

EXECUTE OR DELIVER SUCH A COMMITMENT.

Borrower:
Source Interlink Companies, Inc., as a debtor and debtor-in-possession (“Borrower”) in a case (the “Case”) filed under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Joint Lead Arrangers and Joint Bookrunners:	DIP Revolving Facility: Citigroup Global Markets Inc. (“CGMI”) and J.P. Morgan Securities Inc. (“JPMSI”). DIP Term Facility: CGMI and JPMSI
Syndication Agent:	DIP Revolving Facility: Wells Fargo Foothill, LLC DIP Term Facility: JPMorgan Chase Bank, N.A.
Administrative Agent:	Citicorp North America, Inc. (in its capacity as Administrative Agent, the “Administrative Agent”).
Collateral Agent:	DIP Revolving Facility: Citicorp North America, Inc. and Wells Fargo Foothill, LLC (or its designated affiliate or subsidiary) DIP Term Facility: Citicorp North America, Inc.
DIP Lenders:	(A)DIP Term Facility

A syndicate of financial institutions consisting of lenders under the Borrower's prepetition Term Loan Agreement, dated as of August 1, 2007 (as amended, the “Prepetition Term Loan”) (the “DIP Term Lenders”).

For each dollar of DIP Term Loans (as defined below) committed to be made by each DIP Term Lender, such DIP Term Lender shall have the right, in accordance with the terms and subject to the conditions of the Senior Secured Credit Facilities Summary of Principal Terms and Conditions attached here to as Annex II (the “Exit Term Sheet”), to have a dollar of its Prepetition Term Loan converted to Term B Loans (as defined in the Exit Term Sheet) under an amended and restated Prepetition Term Loan agreement.

(B)DIP Revolving Facility

A syndicate of financial institutions consisting of lenders under the Borrower's prepetition Revolving Credit Agreement, dated as of August 1, 2007 (as amended, the “Prepetition Revolving Facility” and, collectively with the Prepetition Term Loan, the “Prepetition Facilities”) (the “DIP Revolving Lenders” and, collectively with the DIP Term Lenders, the “DIP Lenders”), providing revolving commitments equivalent to their respective commitments under the Prepetition Revolving Facility.

Debtor-in-Possession Senior Secured Facilities:	(A)A super-priority senior secured multiple-draw term loan facility in an aggregate principal amount of $85,000,000 (the “DIP Term Facility”).

(B)A super-priority senior secured revolving credit facility in an aggregate principal amount of $300,000,000, subject to the Borrowing Base (as defined below) (the “DIP Revolving Facility” and, together with the DIP Term Facility, the “DIP Facilities”).

The DIP Term Facility will be documented pursuant to a credit agreement separate from that governing the DIP Revolving Facility.
Closing Date:	Not later than three (3) Business Days after entry of the Interim Order (as defined below), but in any event, not later than April 30, 2009 (the “Closing Date”).
Purpose and Availability:	(A)DIP Term Facility

The DIP Term Facility (the loans thereunder, the “DIP Term Loans”) will be available to be drawn in up to three drawings consistent with the Cash Flow Forecast (as defined below), with drawings permitted on the Closing Date and on a weekly basis thereafter; provided that the full remaining commitment may be drawn on the third draw without regard to the Cash Flow Forecast; provided further that if a plan of reorganization is consummated in accordance with the Exit Term Sheet, any remaining commitments to make DIP Term Loans will be available to be funded in an additional draw in connection therewith.  Amounts borrowed under the DIP Term Facility that are repaid or prepaid may not be reborrowed.

The proceeds of loans under the DIP Term Facility will be used by Borrower (i) to pay fees and expenses associated with the DIP Facilities, (ii) to provide working capital from time to time for the Borrower and its subsidiaries and for other general corporate purposes during the pendency of the Chapter 11 Cases (as defined below), and (iii) in connection with the consummation of a plan of reorganization in accordance with the Exit Term Sheet.

(B)Revolving Facility

The amount from time to time available under the DIP Revolving Facility (including in respect of Letters of Credit) shall not exceed the lesser of (A) sum (the “Borrowing Base”) of (i) the lower of (x) 85% of the net orderly liquidation value of, and (y) 65% of the cost of, all eligible inventory of Borrower and its subsidiaries and (ii) 85% of eligible accounts receivable of Borrower and its subsidiaries, with reserves and eligibility criteria in respect of the Borrowing Base as determined by the Collateral Agents in their reasonable discretion and (B) the then available commitments.  The eligibility reserve under the Prepetition Revolving Facility (which is $20,000,000 as of April 22, 2009, and is scheduled to $25,000,000 on April 29, 2009) will be released and replaced with a minimum excess availability covenant as set forth under “Financial Covenants” below.  The Collateral Agents shall be entitled to maintain a reserve in an amount equal to the Carve-Out.

The proceeds of loans under the DIP Revolving Facility (the loans thereunder, the “DIP Revolving Loans” and, together with the DIP Term Loans, the “DIP Loans”) will be used by Borrower (i) to refinance the Prepetition Revolving Facility in full, (ii) to pay fees and expenses associated with the DIP Facilities, and (iii) to provide working capital from time to time for the Borrower and its subsidiaries and for other general corporate purposes during the pendency of the Chapter 11 Cases.  Loans under the DIP Revolving Facility are available at any time before the final maturity of the DIP Revolving Facility, in agreed minimum principal amounts.

$50,000,000 of the DIP Revolving Facility (subject to the Borrowing Base) is available for the issuance of letters of credit (the “Letters of Credit”) by Citibank, N.A. or one or more Lenders to be agreed upon (any Lender in such capacity, an “Issuing Lender”).  No Letter of Credit shall have an expiration date after one year after the date of issuance, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods.  Letters of credit outstanding under the Prepetition Revolving Facility on the Closing Date shall be deemed to be Letters of Credit under the DIP Revolving Facility.

Drawings under any Letter of Credit shall be reimbursed by Borrower (whether with its own funds or with the proceeds of revolving loans) within one business day.  To the extent that Borrower does not so reimburse the applicable Issuing Lender within one business day, the Lenders under the DIP Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender on a pro rata basis.

Availability of the DIP Facilities for vendor payments on account of prepetition claims shall be limited to ordinary course payments to vendors who have agreed in writing (which may be by confirmatory email) to provide commercial and credit terms no worse for the Borrower and its subsidiaries than in accordance with such vendor's ordinary course past practices with the Borrower and its subsidiaries; provided that, to the extent that such written acknowledgment is not practical, in lieu of such writing, payments may be made on account of prepetition claims to vendors who have been advised that the payments have been made pursuant to a court order on the basis that such vendors will maintain such commercial and credit terms.

Final Maturity Date:
The date which is the earliest of (i) the two-month anniversary of the Closing Date (the “Scheduled Maturity Date”), (ii) 30 days after the entry of the Interim Order if the Final Order (defined below) has not been entered by the Bankruptcy Court on or before such date, (iii) the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a plan of reorganization that is confirmed pursuant to an order entered by the Bankruptcy Court and (iv) such earlier date on which all DIP Loans shall become due and payable in accordance with the terms of the Operative Documents.

Amortization / Payment at Maturity:
No amortization prior to Final Maturity Date.  Amounts outstanding under the DIP Facilities shall become due and payable on the Final Maturity Date; provided that if a plan of reorganization is consummated in accordance with the Exit Term Sheet, (i) any remaining commitments to make DIP Term Loans will be available to be funded in connection therewith, and the DIP Term Loans (including any amounts so funded) shall be converted on a dollar-for-dollar basis on the effective date of such plan of reorganization into Term A Loans (as defined in the Exit Term Sheet) under an amended and restated Prepetition Term Loan agreement in accordance with the terms set forth in the Exit Term Sheet in satisfaction of the corresponding obligations under the DIP Term Facility and (ii) the DIP Revolving Loans and commitments shall be converted on a dollar-for-dollar basis on the effective date of such plan of reorganization into Revolving Loans (as defined in the Exit Term Sheet) and commitments in accordance with the terms set forth in the Exit Term Sheet in satisfaction of the corresponding obligations under the DIP Revolving Facility.

Interest Rates and Fees:	As set forth on Annex I hereto.
Guarantors:
Borrower’s direct and indirect domestic subsidiaries existing on the Closing Date or thereafter created or acquired, except as otherwise provided in the credit documents, each as a debtor and debtor-in-possession in a case (collectively with the Case of the Borrower, the “Chapter 11 Cases”) filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the DIP Facilities and under each cash management agreement entered into with a DIP Lender or an affiliate of a DIP Lender.  Each guarantor of the DIP Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”; Borrower and the Guarantors are herein referred to as the “Credit Parties.”

Adequate Protection:
The lenders under the Prepetition Facilities shall agree that their adequate protection, as that term is used in section 361 of the Bankruptcy Code (“Adequate Protection”) on account of Borrower's use of cash collateral, collateral diminution, obtaining priming lien financing, the imposition of the automatic stay, the Term Loan Primed Liens, Revolving Loan Primed Liens or any other reason shall be as set forth in the Interim Order or the Final Order, as applicable, and shall be of the type and in amounts acceptable to the DIP Lenders.

Cash Collateral:
The lenders under the Prepetition Facilities shall authorize and consent to Borrower's use of cash collateral for, among other things, working capital and general corporate purposes (provided that such lenders shall receive Adequate Protection as provided herein), all in accordance with and subject to the Interim Order or the Final Order, as applicable, in each case on terms acceptable to the DIP Lenders.

Collateral:
The DIP Term Facility and the Guarantees in respect thereof shall at all times:
(i) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative claim status in the Chapter 11 Cases;
(ii) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by perfected first priority liens on all property of the Borrowers or the Guarantors of the kind that would come within the definition of Fixed Asset Collateral (as defined in the Intercreditor Agreement) if such property were subject to liens securing the Prepetition Revolving Facility or the Prepetition Term Loan and second priority liens on all property of the Borrower and the Guarantors of the kind that would come within the definition of Current Asset Collateral (as defined in the Intercreditor Agreement) if such property were subject to liens securing the Prepetition Revolving Facility or the Prepetition Term Loan, in each case, that is not subject to valid, perfected and non-avoidable liens in existence on the Petition Date (defined below) in favor of any party, including, without limitation, stock in subsidiaries, foreign and domestic, except that with respect to non-U.S. subsidiaries such lien and pledge shall be limited to 65% of the capital stock of “first-tier” non-U.S. subsidiaries;
(iii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by perfected junior liens on all property of the Borrower and Guarantors now owned or hereafter acquired that are subject to valid, perfected and non-avoidable liens in existence on the Petition Date or to valid liens in existence on the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, below (other than as provided with respect to priming liens in clause (iv), below);
(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority, senior priming lien on all the property of the Borrower and Guarantors now owned or hereafter acquired of any kind, senior to (a) the liens that secure the obligations of the Borrower and Guarantors, under the Prepetition Term Loans, (b) any liens to which such liens are senior (including Prepetition Vendor Liens (as defined below)), all of which existing liens (together with the liens referred to in clause (a) above, the “Term Loan Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior liens to be granted to the Administrative Agent, which senior priming liens in favor of the Administrative Agent shall also prime any liens after the commencement of the Chapter 11 Cases to provide adequate protection in respect of any Term Loan Primed Liens but shall not prime liens, if any, to which the Term Loan Primed Liens are subject at the time of the commencement of the Chapter 11 Cases; provided, that in no event shall the Term Loan Primed Liens include liens (including replacement liens) on Current Asset Collateral securing the Prepetition Revolving Facility or the DIP Revolving Facility; and
(v) such liens and security interests shall not be subject or subordinate to any liens or security interests that are avoided and preserved for the benefit of any of the Borrower or the Guarantors under section 551 of the Bankruptcy Code or any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any of the Borrower or the Guarantors other than with respect to any liens or security interest arising after the Petition Date and permitted under the DIP Term Facility to be senior to the liens granted thereunder.
The DIP Revolving Facility, the Guarantees in respect thereof and the obligations of Borrower under each cash management agreement entered into with a DIP Revolving Lender, any affiliate of a DIP Revolving Lender, a DIP Term Lender or any affiliate of a DIP Term Lender shall at all times:
(i) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative claim status in the Chapter 11 Cases;
(ii) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by perfected first priority liens on all property of the Borrowers or the Guarantors of the kind that would come within the definition Current Asset Collateral if such property were subject to liens securing the Prepetition Revolving Facility or the Prepetition Term Loan and second priority liens on all property of the Borrower and the Guarantors of the kind that would come within the definition Fixed Asset Collateral if such property were subject to liens securing the Prepetition Revolving Facility or the Prepetition Term Loan, in each case, that is not subject to valid, perfected and non-avoidable liens in existence on the Petition Date (defined below) in favor of any party, including, without limitation, stock in subsidiaries, foreign and domestic, except that with respect to non-U.S. subsidiaries such lien and pledge shall be limited to 65% of the capital stock of “first-tier” non-U.S. subsidiaries;
(iii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by perfected junior liens on all property of the Borrower and Guarantors now owned or hereafter acquired that is subject to valid, perfected and non-avoidable liens in existence on the Petition Date or to valid liens in existence on the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, below (other than as provided with respect to priming liens in clause (iv), below);
(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority, senior priming lien on all the property of the Borrower and Guarantors now owned or hereafter acquired of any kind, senior to (a) the liens that secure the obligations of the Borrower and Guarantors, under the Prepetition Revolving Facility, (b) any liens to which such liens are senior (including the Prepetition Vendor Liens), all of which existing liens (together with the liens referred to in clause (a) above, the “Revolving Loan Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior liens to be granted to the Collateral Agent and Administrative Agent, which senior priming liens in favor of the Administrative Agent and Collateral Agent shall also prime any liens after the commencement of the Chapter 11 Cases to provide adequate protection in respect of any Revolving Loan Primed Liens but shall not prime liens, if any, to which the Revolving Loan Primed Liens are subject at the time of the commencement of the Chapter 11 Cases; provided, that in no event shall the Revolving Loan Primed Liens include liens (including replacement liens) on Fixed Asset Collateral securing the Prepetition Term Loan or the DIP Term Facility; and
(v) such liens and security interests shall not be subject or subordinate to any liens or security interests that are avoided and preserved for the benefit of any of the Borrower or the Guarantors under section 551 of the Bankruptcy Code or any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any of the Borrower or the Guarantors other than with respect to any liens or security interest arising after the Petition Date and permitted under the DIP Revolving Facility to be senior to the liens granted thereunder.
Upon entry of the Final Order, the collateral shall include all proceeds of any avoidance actions under chapter 5 of the Bankruptcy Code and any proceeds thereof.
Notwithstanding the foregoing, the claims and liens set forth above would be subject and subordinate to the following “Carve Out”, which shall mean the following amounts:  (i) all fees required to be paid to the Clerk of the Bankruptcy Court and statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6); and (ii) in the event of an occurrence and during the continuance of an Event of Default, the “Case Professionals Carve Out”, comprising the sum of (a) all allowed unpaid fees, expenses and disbursements (regardless of when such fees, expenses, and disbursements become allowed by order of the Court) for any professionals retained by the Debtors pursuant to section 327 of the Bankruptcy Code (the “Case Professionals”) incurred subsequent to receipt of notice delivered by the DIP Term Loan Agent to counsel for the Debtors following the occurrence of an Event of Default expressly stating that the Carve Out has been invoked (a “Carve Out Trigger Notice”) in an aggregate amount not in excess of $2,000,000 (the “Carve Out Cap”), plus (b) all unpaid professional fees, expenses, and disbursements of such Case Professionals incurred prior to receipt of the Carve Out Trigger Notice to the extent previously or subsequently allowed pursuant to an order of the Court (collectively, “Allowed Professional Fees”) under sections 328, 330 and/or 331 of the Bankruptcy Code, but in the case of clause (b), solely to the extent such fees, expenses and disbursements were incurred in accordance with the Cash Flow Forecast (as such fees, expenses and disbursements provided for in the Cash Flow Forecast may be increased by prior notice from the Borrower or its counsel to the Administrative Agent).  The liens of the DIP Facilities shall prime the liens of vendors (the “Prepetition Vendor Liens”) to the Credit Parties in assets of the Credit Parties.

Cash Management:
In addition, with respect to the DIP Revolving Facility, the Credit Parties will be required to maintain with the Administrative Agent or a bank affiliate of the Administrative Agent main cash concentration accounts, and with the Administrative Agent or a bank affiliate of the Administrative Agent or other banks reasonably acceptable to the Administrative Agent (it being agreed that Wachovia Bank, National Association and Wells Fargo Bank, N.A. (and their respective successors) are each an acceptable bank to the Administrative Agent) blocked accounts (with specified exceptions for certain accounts) into which all proceeds of collateral are paid (and with respect to which (with specified exceptions for certain accounts), if requested by the Administrative Agent, account control agreements in form and substance acceptable to the Administrative Agent have been executed).  All amounts on deposit in any blocked account shall be transferred to the main concentration account at the end of each business day and all amounts on deposit in the main concentration account shall be applied on a daily basis by the Administrative Agent to reduce amounts outstanding under the DIP Revolving Facility.

Intercreditor Agreement:
The DIP Revolving Facility and the DIP Term Facility shall be subject to such intercreditor arrangements as may be necessary to reflect the lien priority, relative rights and other creditors’ rights issues in respect of each other, the Prepetition Facilities.  The parties to the Borrower's existing Intercreditor Agreement with respect to the Prepetition Facilities (the “Intercreditor Agreement”) shall acknowledge that the obligations under the DIP Term Facility shall be treated as “Term Loan Obligations” for purposes of the Intercreditor Agreement, entitled to all of the benefits of such agreement.

Operative Documents:
Credit agreements, security agreements, guarantees, intercreditor agreements and other agreements to be mutually agreed executed, delivered and/or filed or recorded at any time in connection with the DIP Facilities (the “Operative Documents”).

Optional Prepayments and Reductions in Commitments:	Loans may be prepaid and commitments may be reduced by Borrower, in minimum agreed amounts, at Borrower’s option at any time, without penalty, premium or fees (subject to breakage costs).
Mandatory Prepayments:
Loans under the DIP Facilities shall be prepaid in an amount equal to 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by Borrower and its subsidiaries (including insurance and condemnation proceeds in excess of an agreed amount), subject to specified exceptions (with net cash proceeds of Fixed Asset Collateral to be applied first to obligations under the DIP Term Facility, and net cash proceeds of Current Asset Collateral to be applied first to obligations under the DIP Revolving Facility).

In addition, loans under the DIP Revolving Facility shall be repaid (and any excess amounts shall be applied to cash collateralize outstanding Letters of Credit) to the extent that such loans and Letters of Credit exceed the lesser of the then current Borrowing Base or effective commitments thereunder.

Representations and Warranties:
The Operative Documents will contain representations and warranties customarily found in the Administrative Agent’s loan agreements for similar financings and other representations and warranties deemed by the Administrative Agent appropriate to the specific transaction, subject to, where appropriate, materiality thresholds to be agreed (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation with respect to:

1.Corporate status and authority.
2.Execution, delivery, and performance of Operative Documents do not violate law or other agreements.
3.No government or regulatory approvals required, other than approvals in effect.
4.Due authorization, execution and delivery of Operative Documents; legality, validity, binding effect and enforceability of the Operative Documents.
5.Ownership of Borrower and its subsidiaries.
6.Accuracy of financial statements and other information.

7.No material adverse change in (i) the business, assets, operations, properties, financial condition or results of operations of Borrower and its subsidiaries, taken as a whole (other than events leading up to and resulting from the anticipated filing of the Chapter 11 Cases), (ii) the legality, validity, binding effect or enforceability of the credit documents against Borrower or the Guarantors or (iii) the rights and remedies available to the Administrative Agent, any other agent, the DIP Lenders or any other secured party under any Operative Document (any of the foregoing a “Material Adverse Change”).

8.No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change.

9.Payment of taxes.
10.Accurate and complete disclosure.
11.Compliance with margin regulations.
12.No default under agreements if such default could reasonably be expected to result in a Material Adverse Change.
13.Inapplicability of the Investment Company Act.
14.Use of proceeds.
15.Insurance.
16.Labor matters.
17.Compliance with laws and regulations, including ERISA, and all applicable environmental laws and regulations.
18.Ownership of properties and necessary rights to intellectual property.
19.Validity, priority and perfection of security interests in collateral.
20.Status of DIP Facilities as senior debt entitled to superpriority administrative claim status in the Chapter 11 Cases.
Conditions Precedent to the Closing Date:
The Operative Documents will contain conditions to the closing of the DIP Facilities customarily found in the Administrative Agent’s loan agreements for similar financings and other conditions deemed by the Administrative Agent to be appropriate to the specific transaction and in any event including without limitation:

1.All documentation relating to the DIP Facilities shall be in form and substance consistent with this term sheet and otherwise satisfactory to the Borrower and its counsel and the Administrative Agent and its counsel (including any applicable intercreditor agreements or amendments thereto and appropriate fee reimbursement letters), and the primary documentation for each DIP Facility also shall be in form and substance satisfactory to each DIP Lender thereunder.

2.All fees and out-of-pocket expenses (including reasonable fees and expenses of counsel) required to be paid to the Administrative Agent, each other agent, and the DIP Lenders on or before the Closing Date shall have been paid.

3.The DIP Lenders shall have received, and the Required DIP Revolving Lenders and the Required DIP Term Lenders be satisfied with, (i) audited financial statements (or, if audited financial statements are not available, current draft financial statements) of the Borrower and its subsidiaries for the fiscal period ending January 31, 2009, (ii) interim unaudited monthly financial statements of the Borrower and its subsidiaries through the fiscal months ending February and (if available) March, 2009, (iv) the Borrower’s business plan which shall include a financial forecast on a monthly basis for the fiscal year ending January 31, 2010, and on an annual basis through the year of the last scheduled maturity of any of the Senior Secured Facilities (as defined in the Exit Term Sheet), and shall detail projected borrowing base capacity and availability for such periods prepared by the Borrower’s management, and (v) the initial Cash Flow Forecast.

4.The Administrative Agent shall be satisfied that (i) the Borrower’s, the Guarantors’, and their respective subsidiaries’ existing debts and liens do not exceed an amount agreed upon prior to the Closing Date, and (ii) there shall not occur as a result of, and after giving effect to, the consummation of the funding of the DIP Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s, the Guarantors’ or their respective subsidiaries’ debt instruments and other agreements that could reasonably be expected to result in a Material Adverse Change.

5.The Administrative Agent shall have received satisfactory opinions of independent counsel to the Borrower and the Guarantors, addressing such customary matters as the Administrative Agent shall reasonably request, including, without limitation, the enforceability of all Operative Documents, no conflicts with applicable laws and regulations, and entry of the Interim Order.

6.The absence of a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Guarantors and their respective subsidiaries, taken as a whole, since January 31, 2008 (other than events leading up to and resulting from the anticipated filing of the Chapter 11 Cases), (ii) the ability of the Borrower or the Guarantors to perform their respective obligations under the Operative Documents or (iii) the ability of the Administrative Agent and the DIP Lenders to enforce the Operative Documents.

7.There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the DIP Facilities or the transactions contemplated thereby.

8.All necessary governmental and third party consents and approvals necessary in connection with the DIP Facilities and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the DIP Lenders) and shall remain in effect, and all applicable governmental filings have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the DIP Lenders that restrains, prevents or imposes materially adverse conditions upon the DIP Facilities or the transactions contemplated thereby.

9.The DIP Lenders shall have a valid and perfected lien on and security interest in the collateral referred to above under “Collateral” having the priority described in such section; searches necessary or desirable in connection with such liens and security interests that have been requested by the Administrative Agent shall have been duly made.

10.The Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the DIP Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective subsidiaries forming part of the DIP Lenders’ collateral.

11.The filing of voluntary petitions for relief under chapter 11 of title 11 the Bankruptcy Code by the Borrower and each Guarantor (the date of such filing, the “Petition Date”) shall have occurred.

12.Not later than three (3) business days after the Petition Date, entry of an order of the Bankruptcy Court (the “Interim Order”) acceptable in all respects to the Required DIP Revolving Lenders and the Required DIP Term Lenders on an application or motion by the Borrower and Guarantors, that motion to be satisfactory in form and substance to the Required DIP Revolving Lenders and the Required DIP Term Lenders, which Interim Order shall have been entered on such notice to such parties as may be satisfactory to the Required DIP Revolving Lenders and the Required DIP Term Lenders, approving the transactions contemplated herein and granting the superiority claim status and liens referred to above, and which Interim Order, among other things, shall (i) approve the DIP Facilities and authorize extensions of credit under the DIP Facilities, (ii) approve the payment by the Borrower and Guarantors of all the fees provided for herein, (iii) lift the automatic stay to permit the Borrower and Guarantors to perform their obligations, and the Administrative Agent and the Lenders to exercise their remedies, with respect to the DIP Facilities, (iv) provide for the automatic termination of the automatic stay (but solely with respect to the DIP Facilities) after three (3) business days notice of an Event of Default, with a full waiver by the Borrower and Guarantors of all rights to contest such termination except with respect to the existence of an Event of Default; (v) not have been reversed, modified, amended or stayed, and (vi) have such other findings, orders and relief typical for financings of the type contemplated herein.

13.All first-day and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance reasonably satisfactory to the Required DIP Revolving Lenders and the Required DIP Term Lenders.

14.The DIP Lenders shall be satisfied in their sole discretion with the status of the vendor relationships of the Borrower and its subsidiaries and matters related thereto.

15.The aggregate commitments of all DIP Lenders in respect of the DIP Facilities shall be no less than the maximum aggregate amount of the respective DIP Facilities, and the aggregate commitments of all Senior Lenders in respect of the Senior Secured Facilities (each as defined in the Exit Term Sheet), as applicable, shall be no less than the maximum aggregate amount of the respective Senior Secured Facilities.

16.The Borrower shall have received the requisite votes needed to confirm the Debtor's Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code.

17.As a condition to the effectiveness of the DIP Term Facility, all documentation relating to the DIP Revolving Facility shall have been completed in form and substance satisfactory to the Required DIP Revolving Lenders and the Required DIP Term Lenders.  All conditions precedent to the DIP Revolving Facility shall have been met (or waived with the consent of the Required DIP Revolving Lenders) and the DIP Revolving Facility shall be in full force and effect.  As a condition to the effectiveness of the DIP Revolving Facility, all documentation relating to the DIP Term Facility shall have been completed in form and substance satisfactory to the Required DIP Term Lenders.  All conditions precedent to the DIP Term Facility shall have been met (or waived with the consent the Required DIP Term Lenders) and the DIP Term Facility shall be in full force and effect.

18.The accuracy of all representations and warranties.

Each of the conditions precedent may be waived (i) in case of conditions that do not specify any person, by the Required DIP Revolving Lenders and/or the Required DIP Term Lenders, as applicable, (ii) in the case of conditions that specify the DIP Lenders, all DIP Revolving Lenders and/or DIP Term Lenders, as applicable, (iii) in the case of conditions that specify any other person, such person, and (iv) in the case of any waiver of any immaterial condition that does not adversely affect the DIP Lenders, the Administrative Agent.

Conditions Precedent to Each Borrowing:
(1) The absence (both before and after the making of any extension of credit) of any continuing default or Event of Default, (2) the accuracy of all representations and warranties in all material respects, (3) delivery of borrowing notice, (4) the making of such loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (5) unless otherwise waived by the DIP Lenders, no appeal or petition for review, rehearing or certiorari with respect to the Final Order (or, prior to entry of the Final Order, the Interim Order) shall be pending, and (6) the Final Order (or, prior to entry of the Final Order, the Interim Order) shall otherwise be in full force and effect.

Reporting Covenants:
To include, without limitation, the following, to be applicable to Borrower and each of its subsidiaries:
1.Delivery of independently audited annual consolidated financial statements and unaudited quarterly and monthly consolidated financial statements, together with a comparison to the Borrower's prior corresponding financial statements and annual financial plan and, with respect to quarterly and annual financial statements, a detailed explanation of significant variances.
2.Weekly borrowing base certificates and other collateral reporting as agreed.
3.A rolling 13-week cash forecast of receipts and disbursements in form and substance satisfactory to the Administrative Agent, delivered weekly, including all information provided in the cash flow forecast delivered by the Borrower pursuant to the Prepetition Facilities, together with a variance report and a detailed explanation of significant variances (the “Cash Flow Forecast”).
4.Delivery to all DIP Lenders of copies of any and all inspection reports, appraisals and field exams performed under the DIP Facilities (which delivery shall be consented to by the Administrative Agent or the Collateral Agents, as applicable).
5.Other reporting requirements and notices, including notices of default and litigation.

Affirmative Covenants:
The Operative Documents will contain affirmative covenants customarily found in the Administrative Agent’s loan agreements for similar financings and other affirmative covenants deemed by the Administrative Agent appropriate to the specific transaction, subject to, where appropriate, materiality thresholds, carve-outs, and exceptions to be mutually agreed (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation, the following:

1.Preservation of corporate existence.
2.Material compliance with laws (including ERISA and applicable environmental laws).
3.Payment of taxes.
4.Payment and/or performance of obligations.
5.Maintenance of insurance.
6.Access to books and records and visitation and access rights, and quarterly lender update calls with management, and once per year a lender meeting and a presentation regarding the annual budget.
7.Maintenance of books and records.
8.Maintenance of properties.
9.Environmental matters.

10.Provision of additional collateral, guarantees and mortgages (including duly making all filings, recordations and searches necessary or desirable in connection with such liens and security interests that have been requested by the Administrative Agent or the Collateral Agents, account control agreements in accordance with “Cash Management” above promptly upon request by the Administrative Agent or the Collateral Agents, and due payment of all filing and recording fees and taxes to the extent applicable).

11.Inspections, appraisals and field exams with respect to Current Asset Collateral (to include at least semi-annual inventory appraisals and quarterly field examinations (for field examinations, each field examination will cover the Alliance Entertainment business, and at least two field exams per year will cover each of the Company's other business segments), and otherwise at such times as agreed); provided that, not more than one field exam shall be at the Borrower’s expense between the Closing Date and the Scheduled Maturity Date (unless the Scheduled Maturity Date has been extended) so long as no Event of Default is continuing.

12.Not later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered a final order (in form and substance acceptable to the Administrative Agent) on an application or motion by the Borrower and Guarantors, that motion to be in form and substance to the Administrative Agent, approving the financing transactions contemplated herein and granting the superpriority claim status and liens referred to above, and which Final Order, among other things, shall (i) approve the DIP Facilities and authorize extensions of credit under the DIP Facilities, (ii) approve the payment by the Borrower and Guarantors of all the fees provided for herein, (iii) lift the automatic stay to permit the Borrower and Guarantors to perform their obligations, and the Administrative Agent and the Lenders to exercise their remedies, with respect to the DIP Facilities, (iv) provide for the automatic termination of the automatic stay (but solely with respect to the DIP Facilities) after three (3) business days notice of an Event of Default, with a full waiver by the Borrower and Guarantors of all rights to contest such termination except with respect to the existence of an Event of Default, (v) not have been reversed, modified, amended or stayed, and (vi) have such other findings, orders and relief typical for financings of the type contemplated herein.  The Final Order shall have been entered on such notice to such parties as may be reasonably satisfactory to the DIP Lenders and as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, orders of the Bankruptcy Court, and any applicable local bankruptcy rules.

Negative Covenants:
The Operative Documents will contain negative covenants customarily found in the Administrative Agent’s loan agreements for similar financings and other negative covenants deemed by the Administrative Agent appropriate to the specific transaction, subject to, where appropriate, materiality thresholds, carve-outs, and exceptions to be mutually agreed (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation, the following:

1.Limitations on liens.
2.Limitations on debt (including debt incurred by direct or indirect subsidiaries and obligations in respect of foreign currency exchange and other hedging arrangements).
3.Limitations on dividends, redemptions and repurchases with respect to capital stock.
4.Limitations on voluntary or optional prepayments, redemptions and repurchases of debt (other than loans under the DIP Revolving Facility).
5.Limitations on loans and investments.
6.Limitations on mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions.
7.Limitations on transactions with affiliates.
8.Limitations on changes in business conducted by Borrower and its subsidiaries.
9.Limitations on amendment of debt and organizational documents.
10.Limitations on restrictions on distributions from subsidiaries.
11.Prohibitions on the issuance and sale of capital stock or other equity interests of Borrower and its subsidiaries.
Financial Covenants:	The DIP Facilities will have the following financial covenants:

1.The difference of (i) excess availability minus (ii) the amount of accounts payable that are greater than 60 days past due, shall be at least $15,000,000 at all times; provided that such difference shall be permitted to be as low as $0 from time to time during each of two periods selected by the Borrower of 14 consecutive calendar days each; provided, however, that the first day of any such 14-day period shall be no less than 30 days after the first day of the prior such period.

2.Actual average cash receipts for any period of three weeks shall not be less than 85% of average cash receipts for such period projected in the initial Cash Flow Forecast, and actual average cash disbursements (calculated without giving effect to debt service, professional fees and other restructuring expenses) for any period of three weeks shall not be more than 115% of average cash disbursements for such period projected in the initial Cash Flow Forecast, in each case tested on a rolling weekly basis.

Events of Default:
The Operative Documents will contain events of default customarily found in the Administrative Agent’s loan agreements for similar financings and other events of default deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation, the following, with, where appropriate, grace periods and exceptions to be mutually agreed upon:

1.Failure to pay principal, interest or any other amount when due (subject to a grace period of five business days in the case of interest and other amounts).
2.Representations or warranties materially incorrect when given.
3.Failure to comply with covenants (with notice and cure periods as applicable).
4.Cross-default and cross-acceleration to debt aggregating an amount to be mutually agreed upon.
5.Unsatisfied judgment or order in excess of an amount to be mutually agreed upon individually or in the aggregate.
6.The occurrence of certain ERISA events that result in liabilities in excess of an amount to be mutually agreed upon.
7.Change of control or ownership (to be defined).
8.Actual invalidity, or any assertion by any Credit Party or any affiliate of a Credit Party of invalidity, of any collateral or Guarantee or other Operative Document.
9.Entry of an order granting relief from the automatic stay with respect to any claim in excess of specified amounts to be mutually agreed upon.
10.Entry of or application for order appointing a trustee under Section 1104 of the Bankruptcy Code or examiner with enlarged powers under Section 1106(b) of the Bankruptcy Code.
11.Entry of an order converting any of the Chapter 11 Cases into a chapter 7 case.

12.Submission of, or entry of an order confirming, a plan of reorganization that does not (i) provide for termination of the DIP Facilities and payment in full in cash of all obligations under the Operative Documents on or before the effective date of such plan, except pursuant to (A) a conversion of the DIP Term Facility to a Term A Facility (as defined in the Exit Term Sheet) substantially in accordance with the Exit Term Sheet, with such changes as may be agreed to by the DIP Term Lenders, or (B) a conversion of the DIP Revolving Facility to a Revolving Facility (as defined in the Exit Term Sheet) substantially in accordance with the Exit Term Sheet, with such changes as may be agreed to by the DIP Revolving Lenders, in each case pursuant to a Plan of Reorganization (as defined in the Exit Term Sheet) in form and substance acceptable to the Required DIP Term Lenders and the Required DIP Revolving Lenders and otherwise in compliance with the requirements of the Exit Term Sheet, or (ii) provide for the continuation of the liens and security interests of the Administrative Agent and continued priority thereof until such plan effective date.

13.Entry of an order dismissing any of the Chapter 11 Cases that does not provide for termination of the DIP Facilities and payment in full in cash of all obligations under the Operative Documents.

14.Entry of an order to (i) revoke, reverse, stay, modify, supplement or amend the Interim Order or the Final Order, (ii) permit any administrative expense or claim to have administrative priority as to any of the Borrower or Guarantors equal or superior to the priority of the Administrative Agent and the Lenders in respect of the DIP Facilities, or (iii) grant or permit the grant of the liens on the collateral other than as permitted by the Operative Documents.

15.Failure by the Bankruptcy Court to enter a Final Order within 30 days of the Petition Date.

16.There shall be filed by any Credit Party any motion to sell all or a substantial part of the Collateral on terms that are not acceptable to the Required DIP Term Lenders or the Required DIP Revolving Lenders, as applicable.

17.Any Credit Party shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens securing the Prepetition Facilities, or the validity or enforceability of any of the Credit Documents (as defined therein), or asserting any avoidance claim against, or seeking to recover any monetary damages from, any agent or lender under any of the Prepetition Facilities or DIP Facilities.

18.Without Required DIP Revolving Lenders or Required DIP Term Lenders consent, as applicable, any Credit Party shall discontinue or suspend all or any material part of its business operations or commence an orderly wind-down or liquidation of any material part of the Collateral.

19.Publishers representing a material portion of the supply for the Magazine Distribution business cease distributing through the Borrower for a two week period and such cessation causes a Material Adverse Effect.

The Administrative Agent shall not exercise rights of setoff or other remedies against the collateral on account of an Event of Default until the Remedies Notice Period (as defined in the Interim Order) has expired.

Voting:
Amendments, modifications, terminations and waivers of the Operative Documents for the DIP Term Facility or the terms thereof will require the approval of DIP Term Lenders holding more than 50% of the aggregate amount of the loans and commitments under the DIP Term Facility (but in any event at least three unaffiliated DIP Term Lenders) (the “Required DIP Term Lenders”), except that in certain circumstances the consent of a greater percentage of the aggregate amount of the loans and commitments of the DIP Term Lenders may be required.
Amendments, modifications, terminations and waivers of the Operative Documents for the DIP Revolving Facility or any provisions thereof will require the approval of DIP Revolving Lenders holding more than 50% of the aggregate amount of the loans and commitments under the DIP Revolving Facility (the “Required DIP Revolving Lenders”), except that in certain circumstances the consent of a greater percentage of the aggregate amount of the loans and commitments of the DIP Revolving Lenders may be required (including consent of Lenders holding more than 75% of the aggregate amount of loans and commitments under the DIP Revolving Facility to reduce, amend, waive or terminate the financial covenants or to amend certain provisions relating to protective advances).

Assignment and Participation:
The DIP Lenders will have the right to assign loans and commitments to their affiliates, other DIP Lenders (and affiliates of such other DIP Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions with the consent, not to be unreasonably withheld, of the Administrative Agent and, with respect to the DIP Revolving Facility, each issuing bank.  Minimum aggregate assignment level (which shall not be applicable to assignments to affiliates of the assigning DIP Lenders and other DIP Lenders and their affiliates) of $1,000,000 and increments of $1,000,000 in excess thereof.  The parties to the assignment (other than Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each DIP Lender has the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.
Yield Protection, Taxes and Other Deductions:

The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the DIP Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes).  The DIP Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the DIP Lenders and the Administrative Agent for such taxes paid by the DIP Lenders or the Administrative Agent.

Expenses:	Customary provisions regarding expense reimbursement by Borrower.
Governing Law:	New York.
Exclusive Jurisdiction:	Bankruptcy Court (and, to the extent jurisdiction is not exercised by the Bankruptcy Court, a court of the State of New York sitting in New York County or a federal court sitting in New York County).
Counsel to Administrative Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX I

Debtor-in-Possession Senior Secured Credit Facilities

Interest Rates and Fees

Interest Rates:
Borrower will be entitled to make borrowings under the DIP Revolving Facility based on ABR plus 5.00% or LIBOR plus 6.00%.
Borrower will be entitled to make borrowings under the DIP Term Facility based on ABR plus 11.00% or LIBOR plus 12.00%.

Borrower may elect interest periods of 1 month for LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans, except where ABR is determined pursuant to clause (ii) of the definition thereof).

Interest will be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and on the applicable maturity date, (b) for loans accruing interest based on the ABR, monthly in arrears and on the applicable maturity date.

LIBOR will at all times include statutory reserves, and interest rates will be subject to a 3.00% LIBOR floor and a 4.00% ABR floor.  Definitions related to determination of LIBOR and ABR will be updated to the Administrative Agent's current form.

Default Rate:
Upon the occurrence and during the continuance of an Event of Default, the loans, interest, fees, and all other amounts outstanding under the DIP Term Facility or the DIP Revolving Facility, as applicable, shall bear interest at the applicable interest rate plus 2% per annum payable upon demand.

Commitment Fees:
A per annum commitment fee on the undrawn portion of the commitments in respect of the DIP Revolving Facility shall accrue from the date of execution and delivery of the Operative Documents at a rate per annum equal to 0.75%, payable monthly in arrears.
A per annum commitment fee on the undrawn portion of the commitments in respect of the DIP Term Facility shall accrue from the date of execution and delivery of the Operative Documents at a rate per annum equal to 1.50%, payable monthly in arrears.

Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the DIP Revolving Facility on the face amount of each such Letter of Credit less the fronting fee described in the next paragraph.  Such fee shall be shared ratably among the Lenders participating in the DIP Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Up-Front Fees:
DIP Revolving Facility: An up-front fee of 1.00% of the DIP Revolving Facility shall be earned and payable on the Closing Date.
DIP Term Facility: An up-front fee of 3.00% of the DIP Term Facility shall be earned and payable on the Closing Date.